                                                                    Exhibit 99.1


   [LOGO OF                                        Mission Resources Corporation
MISSION RESOURCES                                         1331 Lamar, Suite 1455
  CORPORATION]                                         Houston, Texas 77010-3039

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
Contact:   Ann Kaesermann
           Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
           (713) 495-3100


    Mission Resources Announces 2003 Capital Program, First-Quarter Earnings, Guidance for Second-Quarter and Total Year 2003 and Updates Hedging Position

HOUSTON, May 14, 2003 - Mission Resources Corporation (NASDAQ: MSSN) today announced details regarding the 2003 capital program, first quarter earnings, certain financial guidance for the second quarter and full year 2003, and updated hedging position.

2003 Capital Program: As previously announced, we anticipate spending approximately $32.0 million on our exploration and development program this year. In the first quarter, we spent $6.3 million primarily in the Brahaney Unit, Waddell and TXL fields in West Texas, the W. Lake Verret field in South Louisiana and the Carpenter field in Oklahoma. This development program has been successful with the production from development wells more than offsetting our natural declines. "Since the successful completion of the refinancing of our senior secured bank facility and the repurchase of $97.6 million of our 10 7/8% notes, we have focused on implementing our business plan and are quickly ramping up our capital program." said Robert L. Cavnar, Chairman, President and Chief Executive Officer. "To implement our growth strategy of finding and developing primarily onshore Gulf Coast gas reserves in established trends, in addition to continuing the development program mentioned above, we will participate in drilling 13 (4.7 net) wells during the remainder of 2003. In accordance with our strategy of increasing our exposure to natural gas, 85% of the risked reserves targeted by this program are natural gas. We intend to implement our drilling plan as quickly as possible to take advantage of the pricing environment that we are currently enjoying and to lock in revenues through a carefully managed hedge program."

Six of the thirteen wells to be drilled are located in the gas-prone Miocene trend of southern Louisiana and are evenly split between exploratory and development projects. The remaining seven include two Wilcox exploratory wells in central Texas, a high potential prospect in the South Texas Vicksburg trend, a development well in our Raccoon Bend field and three wells in the offshore Louisiana shelf (two of which we have only a minor interest). Mission's long-term strategy is to be geographically focused onshore on the Gulf Coast, South Texas and the Permian basin. An overall reserve and production mix of 70% gas and 30% oil remains our target.

Net Income: Net income for the first quarter 2003 was $10.6 million or $0.45 per share - diluted, compared to a net loss of $9.4 million or $.40 per share - diluted, in the first quarter of 2002. First quarter 2003 net income includes a $22.4 million ($14.5 million, net of taxes) non-cash gain related to the purchase in March of $97.6 million of our 10 7/8% notes at a discount to par. There is also a $1.7 million loss, net of taxes, due to the cumulative effect of change in accounting principle attributable to SFAS No. 143, Accounting for Asset Retirement Obligations.

Production and Revenue: Production for the first quarter of 2003 averaged 10,600 equivalent oil barrels per day ("Mboe/d") and was below the 2002 level of 17.7 Mboe/d. Property sales of approximately 15.2 million barrels equivalent during 2002, and natural declines resulted in the lower production level as compared to last year. The current quarter production consists of 6,300 thousand barrels of oil per day and 25.4 million cubic feet of gas per day. The average oil price, including the effect of hedges, for the first quarter of 2003 was $25.09 per barrel, an increase of 34% from the $18.76 per barrel realized in the same quarter of 2002. The average realized gas price, including the effect of hedges, in the first quarter of 2003 was $5.01 per mcf, an 86% increase over the average gas price of $2.69 per mcf realized in the first quarter of 2002. Oil and gas revenues for the first quarter of 2003 were $25.7 million compared to $28.3 million in the first quarter of 2002.

Depreciation, Depletion and Amortization ("DDA"): Although we have a decrease in total DDA, the DDA rate per BOE has increased $2.42 as a result of the year end reserve revisions. This impact of the per unit increase was offset by lower volumes as described above.

Earnings before Interest, Taxes and Non-Cash Items and Discretionary Cash Flow:
Earnings before interest, taxes, and non-cash items for the first quarter of 2003 totaled $11.8 million, an increase of 8% when compared to the same measure of $10.9 million for the first quarter of 2002. Discretionary cash flow for the first quarter 2003 totaled $5.6 million, an increase of 27% from the same quarter of 2002 discretionary cash flow of $4.4 million. See the attached schedule for a reconciliation of net income to earnings before interest, taxes and non-cash items and of net cash provided by operating activities to discretionary cash flow.

Hedging Update: Recently Mission entered into oil swaps for 2,500 barrels a day with an average price of $24.55 per barrel for 2004. See the attached schedule for a detailed list of all current hedges.

Working Capital Facility Update: Mission is in the process of finalizing the agreement with Foothill Capital Corporation, a wholly owned subsidiary of Wells Fargo & Company, ("Foothill") for a $12.5 million working capital facility and expects to close on that facility during May. Foothill is the administrative agent for the senior secured facility and has extended credit to Mission for its current hedges.

Outlook for Second Quarter 2003: Guidance on performance for the second quarter of 2003 follows below. It should be noted that operating expenses still reflect the Company's current production mix of approximately 60% oil/40% gas. As new gas production is brought on later in 2003 and early 2004, we expect overall operating expenses to begin to moderate and per unit costs to decrease. This is the first full quarter with no Point Pedernales production as a result of the March sale. Additionally, our projections risk the 13 well l capital program mentioned above at an average of 38%.

         ------------------------------------------------------ -------------------------------
         Estimated Daily Production                             Daily Average
         ------------------------------------------------------ -------------------------------
         Crude Oil (Barrels)                                    5,400 - 5,900
         ------------------------------------------------------ -------------------------------
         Natural Gas (Mmcf)                                     22 - 26
         ------------------------------------------------------ -------------------------------
              Total (Mmcfe)                                     55 - 60
         ------------------------------------------------------ -------------------------------

         ------------------------------------------------------ ------------------------------- -----------------------
         Operating expenses                                     Per Mcfe                        Per Boe
         ------------------------------------------------------ ------------------------------- -----------------------
         Lease operating expense                                $1.45 - $1.55                   $8.70 - $9.30
         ------------------------------------------------------ ------------------------------- -----------------------
         Taxes other than income                                $0.33 - $0.38                   $1.98 - $2.28
         ------------------------------------------------------ ------------------------------- -----------------------
         Depreciation, depletion and amortization               $1.55 - $1.65                   $9.30 - $9.90
         ------------------------------------------------------ ------------------------------- -----------------------
         General and administrative                             $0.45 - $0.50                   $2.70 - $3.00
         ------------------------------------------------------ ------------------------------- -----------------------
         Cash Interest expense *                                $5.8 - $6.1 million
         ------------------------------------------------------ ------------------------------- -----------------------
         Federal income tax rate                                35 percent, all deferred
         ------------------------------------------------------ ------------------------------- -----------------------

                  * Excludes noncash interest of approximately $700,000.

Outlook for Full Year 2003: Guidance on performance for the full year of 2003 is as follows:

         ------------------------------------------------------ -------------------------------
         Estimated Daily Production                             Daily Average
         ------------------------------------------------------ -------------------------------
         Crude Oil (Barrels)                                    5,800 - 6,100
         ------------------------------------------------------ -------------------------------
         Natural Gas (Mmcf)                                     25 - 30
         ------------------------------------------------------ -------------------------------
              Total (Mmcfe)                                     60 - 65
         ------------------------------------------------------ -------------------------------

         ------------------------------------------------------ ------------------------------- -----------------------
         Operating expenses                                     Per Mcfe                        Per Boe
         ------------------------------------------------------ ------------------------------- -----------------------
         Lease operating expense                                $1.45 - $1.55                   $8.70 - $9.30
         ------------------------------------------------------ ------------------------------- -----------------------
         Taxes other than income                                $0.37 - $0.42                   $2.22 - $2.52
         ------------------------------------------------------ ------------------------------- -----------------------

         ------------------------------------------------------ ------------------------------- -----------------------
         Depreciation, depletion and amortization               $1.55 - $1.65                   $9.30 - $9.90
         ------------------------------------------------------ ------------------------------- -----------------------
         General and administrative                             $0.40 - $0.45                   $2.40 - $2.70
         ------------------------------------------------------ ------------------------------- -----------------------
         Cash Interest expense **                               $23 - $25 million
         ------------------------------------------------------ ------------------------------- -----------------------
         Federal income tax rate                                35 percent, all deferred
         ------------------------------------------------------ ------------------------------- -----------------------

                  * Excludes noncash interest of approximately $2.1 million.

Conference Call Information: Mission will hold its quarterly conference call to discuss first quarter 2003 results on Wednesday, May 14, 2003 at 10:00 a.m. Central Time. To participate, dial 877/894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 226080. The call will also be broadcast live over the Internet from our website at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call. It will be available until Wednesday, May 28. To access the replay, dial 800/642-1687 and reference conference ID 226080. In addition, the call will also be archived on the company's Web site for 30 days.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

                                       ###

                                MISSION RESOURCES
                            STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                             --------------------
                                                                               2003        2002
                                                                             --------    --------
REVENUES:
     Oil revenues                                                            $ 14,301    $ 18,557
     Gas revenues                                                              11,436       9,782
     Gain on extinguishment of debt                                            22,375        --
     Interest and other income (expense)                                          535      (6,039)
                                                                             --------    --------

                                                                               48,647      22,300
                                                                             --------    --------
COSTS AND EXPENSES:
     Lease operating expense                                                    8,890      13,164
     Taxes other than income                                                    2,693       1,933
     Transportation costs                                                          90          77
     Asset retirement obligation accretion expense                                345        --
     Depreciation, depletion and amortization                                   9,022      11,275
     General and administrative expenses                                        2,572       2,569
     Interest expense                                                           6,027       7,686
                                                                             --------    --------

                                                                               29,639      36,704
                                                                             --------    --------

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD                          19,008     (14,404)

     Income tax expense (benefit)
         Current                                                                   75        --
         Deferred                                                               6,578      (5,041)
                                                                             --------    --------

                                                                                6,653      (5,041)
                                                                             --------    --------

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD                             $ 12,355    $ (9,363)
                                                                             --------    --------

Cumulative effect of a change in accounting method, net of deferred tax        (1,736)       --

NET INCOME (LOSS)                                                            $ 10,619    $ (9,363)
                                                                             ========    ========

     Earnings (loss) per share before change in acctg method                 $   0.52    $  (0.40)
     Earnings (loss) per share before change in acctg method - diluted (1)   $   0.52    $  (0.40)
     Earnings (loss) per share                                               $   0.45    $  (0.40)
     Earnings (loss) per share - diluted (1)                                 $   0.45    $  (0.40)

     Weighted avg. common shares outstanding                                   23,586      23,586
     Weighted avg. common shares outstanding - diluted                         23,590      23,586

     Discretionary cash flow (2)                                             $  5,606    $  4,397

     Earnings before interest, taxes and non-cash items (3)                  $ 11,819    $ 10,860

(1) Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2) Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation, depletion and amortization, compensation expense related to stock options, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, cumulative effect of a change in accounting method and deferred taxes.
(3) Earnings before interest, taxes and non-cash items consist of earnings before interest expense, taxes, and non-cash items detailed in footnote
     (2).

                                MISSION RESOURCES
                          SUMMARY OPERATING INFORMATION

                                                        Three Months Ended
                                                             March 31,
                                                     ------------------------
                                                        2003            2002
                                                     ----------      --------
AVERAGE SALES PRICE, INCLUDING
THE EFFECT OF HEDGES:
     Oil and condensate ($/Bbl)                      $    25.09      $  18.76
     Gas ($/Mcf)                                     $     5.01      $   2.69
     Equivalent ($/Boe)                              $    27.06      $  17.77

AVERAGE SALES PRICE, EXCLUDING
THE EFFECT OF HEDGES:
     Oil and condensate ($/Bbl)                      $    30.92      $  18.30
     Gas ($/Mcf)                                     $     6.23      $   2.35
     Equivalent ($/Boe)                              $    33.49      $  16.70

AVERAGE DAILY PRODUCTION:

     Oil and condensate (Bbls)                            6,333        10,989
     Gas (Mcf)                                           25,378        40,389
     Equivalent (Boe)                                    10,563        17,721
     Equivalent (Mcfe)                                   63,376       106,323

TOTAL PRODUCTION:
     Oil and condensate (MBbls)                             570           989
     Gas (MMcf)                                           2,284         3,635
     Equivalent (MBoe)                                      951         1,595

OPERATING COSTS PER BOE:
     Lease operating expense                         $     9.35      $   8.25
     Taxes other than income                         $     2.83      $   1.21
     General and administrative expenses             $     2.70      $   1.61
     Depreciation, depletion, and amortization (1)   $     9.35      $   6.93

(1) Depreciation of furniture and fixtures and amortization of intangibles is excluded.

                                MISSION RESOURCES
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)

                                                                 March 31,   December 31,
                                                                   2003          2002
                                                                 ---------   ------------
ASSETS:
     Current assets                                              $  41,398    $  32,426
     Property, plant and equipment, net                            336,395      300,719
     Leasehold, furniture and equipment, net                         2,218        2,096
     Other assets                                                    7,639        7,163
                                                                 ---------    ---------

                                                                 $ 387,650    $ 342,404
                                                                 =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities                                         $  40,503    $  31,474
     Long-term debt                                                207,426      225,000
     Unamortized premium on issuance of $125,000 bonds               1,361        1,431
     Deferred tax liability                                         21,572       16,946
     Other long-term liabilities, excluding current portion            741        2,176
     Asset retirement obligation, excluding current portion         41,939         --
     Stockholders' equity                                           80,191       69,572
        Other comprehensive income (loss), net of taxes             (6,083)      (4,195)
                                                                 ---------    ---------

                                                                 $ 387,650    $ 342,404
                                                                 =========    =========

                                MISSION RESOURCES
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                   Three Months Ended
                                                                       March 31,
                                                                 ----------------------
                                                                   2003         2002
                                                                 ---------    ---------
OPERATING ACTIVITIES:
Net income (loss)                                                $  10,619    $  (9,363)
     Adjustments to reconcile net income (loss) to net cash
        provided by operating activities                            (5,013)      13,760
     Net changes in operating assets and liabilities                  (110)      (8,533)
                                                                 ---------    ---------
Net cash provided by (used in) operating activities                  5,496       (4,136)

INVESTING ACTIVITIES:
Acquisition of oil and gas properties                                 (258)        (316)
Capital expenditures                                                (6,275)      (6,937)

Leasehold, furniture and equipment                                    (255)         (35)
Proceeds from sales of properties                                    3,564        7,677
                                                                 ---------    ---------
Net cash provided by (used in) investing activities                 (3,224)         389

FINANCING ACTIVITIES:
Proceeds from borrowings                                            80,000       10,500
Repurchase of notes                                                (71,700)        --
Payments of long term debt                                            --         (6,000)
Credit facility costs                                               (3,912)         (48)
                                                                 ---------    ---------

Net cash provided by financing activities                            4,388        4,452
                                                                 ---------    ---------

Net increase in cash and cash equivalents                            6,660          705
Cash and cash equivalents at beginning of period                    11,347          603
                                                                 ---------    ---------

Cash and cash equivalents at end of period                       $  18,007    $   1,308
                                                                 =========    =========

                                MISSION RESOURCES
                       NON-GAAP DISCLOSURE RECONCILIATION
                             (Amounts in thousands)

                                                                Three Months Ended
                                                                    March 31,
                                                               --------------------
                                                                 2003        2002
                                                               --------    --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES            $  5,496    $ (4,136)
     Change in assets and liabilities                               110       8,533
                                                               --------    --------
DISCRETIONARY CASH FLOW                                        $  5,606    $  4,397
                                                               --------    --------

NET INCOME (LOSS)                                              $ 10,619    $ (9,363)
     Interest expense (1)                                         6,138       6,463
     Gain on interest rate swap (1)                                (520)        550
     Amort. of deferred financing costs and bond prem. (1)          409         673
     Income tax expense (benefit)                                 6,653      (5,041)
     Depreciation, depletion and amortization                     9,022      11,275
     Gain on extinguishment of debt                             (22,375)       --
     Cumulative effect of a chg. in acct. method, net of tax      1,736        --
     Asset retirement accretion expense                             345        --
     Amortization of stock options (2)                             --            95
     Loss (gain) due to hedge ineffectiveness (3)                  (208)      6,208
                                                               --------    --------
EARNINGS BEFORE INTEREST, TAXES AND NON-CASH ITEMS             $ 11,819    $ 10,860
                                                               ========    ========

(1)  Included in interest expense
(2)  Included in general and administrative expenses
(3)  Included in interest and other income (expense)

NOTE - Management believes that earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission's ability to meet its future requirements for debt service, capital expenditures and working capital. Earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of our profitability or liquidity. Earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

                                MISSION RESOURCES
                                 HEDGE SCHEDULE

                        OIL                                                         GAS
      Second Quarter 2003                                    Second Quarter 2003
         3,500 bbls a day in a swap of $24.30                        5,000 mcf a day in a collar of $3 to $4.02
         500 bbls a day in a swap of $24.37                          5,000 mcf a day in a collar of $3 to $3.97
                                                                     5,000 mcf a day in a collar of $3.54 to $4.08

      Third Quarter 2003                                     Third Quarter 2003
         3,000 bbls a day in a swap of $23.95                        10,000 mcf a day in a collar of $3 to $4.10
         500 bbls a day in a swap of $23.94                          5,000 mcf a day in a collar of $3.56 to $4.11

      Fourth Quarter 2003                                    Fourth Quarter 2003
         3,000 bbls a day in a swap of $23.59                        10,000 mcf a day in a collar of $3.00 to $4.65
         500 bbls a day in a swap of $23.58                          5,000 mcf a day in a collar of $3.73 to $4.32

                             ------------------------------------------

      First Quarter 2004                                     First Quarter 2004
         2,500 bbl a day in a swap of $25.24                         5,000 mcf a day in a collar of $3.90 to $5.25
                                                                     3,000 mcf a day in a collar of $4.50 to $5.61

      Second Quarter 2004                                    Second Quarter 2004
         2,500 bbl a day in a swap of $24.67                         5,000 mcf a day in a collar of $3.70 to $4.08

      Third Quarter 2004                                     Third Quarter 2004
         2,500 bbl a day in a swap of $24.30                         5,000 mcf a day in a collar of $3.70 to $4.04

      Fourth Quarter 2004                                    Fourth Quarter 2004
         2,500 bbl a day in a swap of $23.97                         5,000 mcf a day in a collar of $3.85 to $4.23